EXHIBIT 10.2

FIRST AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Amendment”) is made and executed effective as of June 1, 2013 (the “Effective Date”), by and between Midwest Energy Emissions Corp., a Delaware corporation (the “Company”), and Johnny F. Norris, Jr. (“Employee”).

RECITALS:

WHEREAS, the Company and Employee entered into an Amended and Restated Employment Agreement, dated as of July 1, 2012 (the “Employment Agreement”); and

WHEREAS, the Company and the employee wish to amend and restate the Employment Agreement in order to contemplate certain additional and revised terms.

NOW, THEREFORE, in consideration of the mutual undertakings of the parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree that the Employment Agreement is hereby amended as follows:

1.  Section 1 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“1. Employment.  The Company hereby employs Employee, and Employee hereby accepts employment with the Company, on the terms and conditions set forth in this Agreement.  During the Term (as defined below), Employee shall serve an executive adviser to the President and Chief Executive Officer and so long as Employee remains a director as the Chairman of the Board (“Chairman”) of the Company (the “Board”). (unless earlier terminated pursuant to the terms of this Agreement).  Employee’s duties and responsibilities as an employee of the Company shall include advisory, strategic, corporate management, and other services as are reasonably expected from a person in the position of the Chairman.”

2.  Compensation.  Section 4(a) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(a)Base Salary.  For all services rendered by Employee under this Agreement, the Company shall compensate Employee (i) beginning on the Effective Date and continuing through December 31, 2012, at an annual base rate of $180,000 per year, and (ii) beginning on January 1, 2013 and continuing through May 31, 2013, at an annual base rate of $240,000 per year, and (iii) beginning on June 1, 2013 and continuing during the Term, at an annual base rate of $120,000 per year, in all cases, payable in accordance with the Company’s standard payroll procedures, as may exist from time to time (such annual salary, as such may be amended from time to time, the “Base Salary”).  Beginning January 1, 2014, Employee will be eligible for a raise in Base Salary if such is deemed appropriate by the Board.”

3.  Section 2 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“2. Term.  The term of this Agreement (the “Term”) shall commence as of the Effective Date and shall extend until April 30, 2014, unless earlier terminated as provided in Section 6 of this Agreement.”

4.  No other Amendments.  Except as provided in this Amendment, all of the terms, covenants, agreement and obligations contained in the Employment Agreement shall continue to remain unchanged and in full force and effect and are hereby ratified and confirmed.

[SIGNATURE PAGE FOLLOWS. REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MIDWEST ENERGY EMISSIONS CORP.

By:	/s/ R. Alan Kelley
R. Alan Kelley,
President and Chief Executive Officer

EMPLOYEE:

By:	/s/ Johnny F. Norris, Jr.
Johnny F. Norris, Jr.

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]